                                  News
                   Release

Vectren Corporation
One Vectren Square
Evansville, IN  47708

FOR IMMEDIATE RELEASE
March 3, 2010
Media contact: Chase Kelley, (812) 491-4128 or kckelley@vectren.com

Vectren Elects New Director; Two to Retire

Evansville, Ind. – Vectren Corporation (NYSE:VVC) announced today the election of retired utility executive James H. DeGraffenreidt, Jr., to its board of directors. DeGraffenreidt served as chairman and CEO of WGL Holdings, Inc. (WGL), the parent company of Washington Gas Light Company, from October 2001 to October 2009.

In addition to his 23 years of service within WGL and Washington Gas Light Company, DeGraffenreidt also served as chairman of the American Gas Association in 2007 and is the immediate past co-chair of the Alliance to Save Energy.

“We are very pleased to welcome an esteemed colleague from the energy industry like James to our board of directors,” said Vectren Chairman and CEO Niel Ellerbrook. “His experience and proven business leadership will undoubtedly serve our shareholders well.”

The Brooklyn native received his doctor of jurisprudence and master of business administration degrees from Columbia University and his bachelor’s degree from Yale College. Washington Gas Light Company is a natural gas utility serving more than one million customers in the Washington D.C. metropolitan area.

Vectren also announced current board members John Dunn, 72, and Richard Rechter, 70, will retire from the board of directors effective May 19, 2010. Dunn, chairman of the board and CEO of Dunn Hospitality Group, Ltd., has served as a director for the company and its predecessor since 1996. Rechter, chairman of the board of Rogers Group, Inc., has served on the board of the company and its predecessor since 1984.

“John and Rick’s guidance and distinguished leadership have been instrumental to Vectren’s growth and success over the years,” added Ellerbrook. “On behalf of Vectren and my fellow board members, we extend our heartfelt thanks to them for their invaluable service and wish them well in their retirement.”

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind.  Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit http://www.vectren.com.